ABERCROMBIE & FITCH REPORTS FIRST QUARTER RESULTS

BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.20

New Albany, Ohio, May 24, 2013: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited first quarter results which reflected a net loss of $7.2 million and net loss per basic and diluted share of $0.09 for the thirteen weeks ended May 4, 2013, compared to a net loss of $21.3 million and net loss per basic and diluted share of $0.25 for the thirteen weeks ended April 28, 2012.

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:

"Our results for the first quarter reflect a sixteen cent improvement in earnings per share versus last year, including better than expected gross margin rate improvement and tight expense management.

The first quarter proved to be more difficult than expected on the top-line due to more significant inventory shortage issues than anticipated, added to by external pressures.

However, comparable sales trends progressively improved during the quarter and with the inventory headwinds largely behind us, we expect to see continued sequential improvement in the second quarter. We are also making good progress on our cross-functional initiatives, which we expect will generate substantial operating margin improvement on a sustainable, long-term basis."

First Quarter Summary

Net sales for the thirteen weeks ended May 4, 2013 decreased 9% to $838.8 million from $921.2 million for the thirteen weeks ended April 28, 2012. Total U.S. sales, including direct-to-consumer sales, decreased 17% to $534.9 million. Total international sales, including direct-to-consumer sales, increased 10% to $303.9 million. Total Company direct-to-consumer sales, including shipping and handling, decreased 10% to $132.7 million.

Due to the 53rd week in Fiscal 2012, first quarter comparable sales are compared to the thirteen week period ended May 5, 2012. The effect of the calendar shift was not material to total sales.

Total comparable sales for the quarter, including direct-to-consumer sales, decreased 15% with comparable store sales decreasing 17% and comparable direct-to-consumer sales decreasing 6%. Comparable sales for the quarter, including direct-to-consumer sales, decreased 14% for the U.S. and decreased 16% for international. Within the quarter, comparable sales were weakest in February and March.

By brand, comparable sales, including direct-to-consumer sales, decreased 13% for Abercrombie & Fitch, decreased 5% for abercrombie kids, and decreased 18% for Hollister Co. Total sales by brand were $325.0 million for Abercrombie & Fitch, $73.0 million for abercrombie kids and $421.2 million for Hollister Co.

The gross profit rate for the first quarter was 65.9%, 720 basis points higher than last year's first quarter gross profit rate. The increase in the gross profit rate was primarily driven by a benefit from a higher mix of spring merchandise selling and a decrease in product costs.

Stores and distribution expense for the first quarter was $449.1 million, down from $455.7 million last year. As a percentage of sales, expense savings in store payroll, repairs and maintenance, and other stores and distribution expense were more than offset by the deleveraging effect of negative comparable sales.

Marketing, general and administrative expense for the first quarter was $118.8 million, a 2% increase compared to $116.9 million last year. The increase in marketing, general and administrative expense was due to increases in IT and outside services, partially off-set by decreases in incentive compensation and other compensation related expenses.

The effective tax rate for the first quarter was a benefit of 53.7% compared to a benefit of 29.1% last year. The current year rate reflects a net reduction in reserves resulting from the settlement of tax audits. The Company now expects its full year tax rate in the range of 33% to 34%.

During the first quarter of Fiscal 2013, the Company repurchased approximately 350,000 shares of its common stock at an aggregate cost of approximately $16.3 million.

The Company ended the first quarter with approximately $555.9 million in cash and cash equivalents and borrowings under the Term Loan Agreement of $146.3 million compared to $321.6 million in cash and cash equivalents, $37.9 million in marketable securities and no borrowings last year.

The Company opened four international Hollister chain stores, including its first store in Australia, and a combined Hollister and Gilly Hicks outlet store in the UK, during the quarter.

Other Developments

On May 21, 2013, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on June 18, 2013 to shareholders of record at the close of business on June 3, 2013.

2013 Outlook

Based on a modestly more cautious view for the remainder of the year, the Company now expects full year diluted earnings per share in the range of $3.15 to $3.25. This projection assumes comparable sales, including direct-to-consumer to be slightly down for the balance of the year. With regard to the second quarter of Fiscal 2013, the Company expects diluted earnings per share in the range of $0.28 to $0.33. Guidance for all periods does not include the impact of potential impairment and store closure charges.

The Company continues to anticipate opening international Abercrombie & Fitch flagship locations in Seoul and Shanghai, as well as approximately 20 international Hollister chain stores throughout the year. In addition, the Company now anticipates opening a small number of international multi-brand outlet stores during the year. The Company continues to expect to close approximately 40-50 stores in the U.S. during 2013, through natural lease expirations.

Based on current new store plans and other planned expenditures, the Company continues to expect total capital expenditures for Fiscal 2013 to be approximately $200 million, predominately related to new stores and investments in IT initiatives.

An investor presentation of first quarter results will be available in the “Investors” section of the Company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Time, today.

At the end of the first quarter, the Company operated a total of 1,053 stores. The Company operated 264 Abercrombie & Fitch stores, 144 abercrombie kids stores, 481 Hollister Co. stores and 20 Gilly Hicks stores in the United States. The Company operated 19 Abercrombie & Fitch stores, five abercrombie kids stores, 112 Hollister Co. stores and eight Gilly Hicks stores internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 440-5803 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4778. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 4514155 or through www.abercrombie.com.

For further information, call:
ICR, Inc.
Joe Teklits joseph.teklits@icrinc.com
(203) 682-8258

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for the 2013 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; changing fashion trends and consumer preferences, and the ability to manage our inventory commensurate with customer demand, could adversely impact our sales levels and profitability; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; our growth strategy relies significantly on international expansion, which requires significant capital investment, adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; our direct-to-consumer operations are subject to numerous risks that could adversely impact sales; equity-based compensation awarded under the employment agreement with our Chief Executive Officer could adversely impact our cash flows, financial position or results of operations and could have a dilutive effect on our outstanding Common Stock; our development of a new brand concept such as Gilly Hicks could have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable sales, including direct-to-consumer, may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and could increase our costs; in a number of our European stores, associates are represented by workers' councils and unions, whose demands could adversely affect our profitability or operating standards for our brands; we depend upon independent third parties for the manufacture and delivery of all our merchandise; our reliance on two distribution centers domestically and two third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our unsecured Amended and Restated Credit Agreement and our Term Loan Agreement include financial and other covenants that impose restrictions on our financial and business operations; and compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

Abercrombie & Fitch Co.
Consolidated Statements of Income
Thirteen Weeks Ended May 4, 2013 and April 28, 2012
(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	2013	% of Net Sales	2012	% of Net Sales
			(Restated) (1)
Net Sales	$838,769	100.0%	$921,218	100.0%

Cost of Goods Sold	285,603	34.1%	380,126	41.3%

Gross Profit	553,166	65.9%	541,092	58.7%

Total Stores and Distribution Expense	449,125	53.5%	455,732	49.5%

Total Marketing, General and Administrative Expense	118,780	14.2%	116,889	12.7%

Other Operating Income, Net	(818)	(0.1)%	(2,584)	(0.3)%

Operating Loss	(13,921)	(1.7)%	(28,945)	(3.1)%

Interest Expense, Net	1,628	0.2%	1,089	0.1%

Loss Before Taxes	(15,549)	(1.9)%	(30,034)	(3.3)%

Tax Benefit	(8,346)	(1.0)%	(8,729)	(0.9)%

Net Loss	$(7,203)	(0.9)%	$(21,305)	(2.3)%

Net Loss Per Share:
Basic	$(0.09)		$(0.25)
Diluted	$(0.09)		$(0.25)

Weighted-Average Shares Outstanding:
Basic	78,324		84,593
Diluted	78,324		84,593

(1) Reported results for the first quarter of Fiscal 2012 have been restated to reflect the change in accounting principle to the cost method of accounting for inventory.

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)

	(Unaudited)		(Unaudited)
ASSETS	May 4, 2013	February 2, 2013	April 28, 2012
			(Restated) (1)
Current Assets
Cash and Equivalents	$555,901	$643,505	$321,617
Marketable Securities	—	—	37,902
Receivables	91,303	99,622	73,429
Inventories	458,630	426,962	592,217
Deferred Income Taxes	41,728	32,558	45,515
Other Current Assets	114,146	105,177	83,386

Total Current Assets	1,261,708	1,307,824	1,154,066

Property and Equipment, Net	1,268,285	1,308,232	1,266,875

Other Assets	365,018	371,345	357,393

TOTAL ASSETS	$2,895,011	$2,987,401	$2,778,334

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$146,242	140,396	160,203
Accrued Expenses	301,488	398,868	327,521
Deferred Lease Credits	38,472	39,054	41,544
Income Taxes Payable	32,304	112,483	15,902
Short-Term Portion of Borrowings	15,000	—	—

Total Current Liabilities	533,506	690,801	545,170

Long-Term Liabilities
Deferred Lease Credits	161,602	168,397	183,066
Long-Term Portion of Borrowings	131,250	—	—
Leasehold Financing Obligations	61,000	63,942	65,708
Other Liabilities	227,877	245,993	246,982

Total Long-Term Liabilities	581,729	478,332	495,756

Total Shareholders' Equity	1,779,776	1,818,268	1,737,408

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$2,895,011	$2,987,401	$2,778,334

(1) Reported results for the first quarter of Fiscal 2012 have been restated to reflect the change in accounting principle to the cost method of accounting for inventory.

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Thirteen Week Period Ended May 4, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 2, 2013	266	144	482	20	912

New	—	—	—	—	—

Closed	(2)	—	(1)	—	(3)

May 4, 2013	264	144	481	20	909

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirteen Week Period Ended May 4, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 2, 2013	19	6	107	7	139

New (1)	—	—	5	1	6

Closed	—	(1)	—	—	(1)

May 4, 2013	19	5	112	8	144

(1) Includes the impact of opening one multi-branded outlet. Outlets are treated as a new store for each brand.